Exhibit 3

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated May 15, 2008 (this “Agreement”), by and among Par-Four Master Fund, Ltd. (the “Master Fund”) and Sunrise Partners Limited Partnership (“Sunrise Partners” and, together with the Master Fund, the “Sellers”), and D. E. Shaw Laminar Portfolios, L.L.C. (the “Purchaser”).

WHEREAS, the Sellers beneficially own an aggregate amount of 856,832 shares of common stock, par value US$0.01 per share (the “Common Stock”), of Foamex International Inc. (the “Company”); and

WHEREAS, the Sellers desire to sell, transfer, assign, and convey to the Purchaser, and the Purchaser desires to purchase from the Sellers, upon the terms and subject to the conditions set forth herein, 856,832 shares, in the aggregate, of Common Stock (the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1.	PURCHASE AND SALE OF SECURITIES

(a)          On the date hereof, each of the Sellers shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase from each of the Sellers, the number of Shares set forth next to such Sellers’ name on Schedule A hereto, at a purchase price of US$0.65 per share, for an aggregate cash purchase price of US$556,940.80 (the “Purchase Price”), to be paid to each Seller in the amounts set forth in Schedule A. Such sale shall be subject to the terms and conditions set forth herein.

2.	CLOSING

(a)          The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of D. E. Shaw & Co., L.P., 120 West 45th Street, New York, New York 10036, on the date hereof or on such date as shall be mutually agreed by the Sellers and the Purchaser, as soon as reasonably practicable.

(b)          At the Closing, such sale and purchase shall be effected by the Purchaser delivering to the Sellers the Purchase Price. The Purchase Price shall be paid in cash by wire transfer in immediately available funds to the accounts designed by the Sellers. At the Closing, or as promptly as practicable thereafter (the “Settlement Date”), the Sellers shall deliver duly executed certificates or other instruments evidencing the Shares purchased on the date hereof, in each case with appropriate instruments of transfer attached (duly endorsed or otherwise in form sufficient for transfer and reasonably satisfactory to the Purchaser).

3.	REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE SELLER

Each of the Sellers represents and warrants to, and covenants with, the Purchaser that:

(a)          The Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)          The Seller has full legal right, power and authority to execute, deliver, and perform its obligations under this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a legally valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(c)          The Seller has valid and good title to the Shares, and the Shares are owned by the Seller free and clear of any security interest, lien, claim or other encumbrance (collectively, “Encumbrances”). Upon delivery of the Shares to the Purchaser on the Settlement Date, against payment therefor as contemplated hereby, the Seller will deliver the Shares to the Purchaser free and clear of any Encumbrance.

(d)          Until the Settlement Date, the Seller shall execute any certificate, instrument, document or agreement reasonably requested by the Purchaser in connection with the delivery of the Shares pursuant to this Agreement.

(e)          There is no investment banker, broker, finder, or other intermediary who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

(f)           Neither the Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

(g)          Seller is a “qualified institutional buyer” as defined in Rule 144A(a)(1) of the Securities Act of 1933, as amended.

(h)          Seller acknowledges that Purchaser has a related person serving as a director on the Company’s board who, as a result, may have access to information about the Shares and the Company (including, without limitation, information relating to the business, assets, liabilities, results of operation, financial condition, prospects, legal proceedings, and other aspects of the Company) that may include material, non-public information. Although both parties believe that each party’s related person has substantially equal access to information about the Shares and the Company that is made available to the Company’s board, both parties understand and acknowledge that one party (together with its related persons and other affiliates) may have material non-public information relating to the Shares or the Company that the other party does not possess.

(i)           Seller is (i) together with its professional advisers, a sophisticated investor with respect to the Shares and the Company, and is capable of evaluating the risks associated with a transaction involving the Shares and the Company, including the risk of transacting on the basis of potentially inferior information, and (ii) capable of sustaining any loss resulting there from without material injury.

(j)           Seller acknowledges and agrees that Purchaser shall have no liability arising from this transaction, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party arising from this transaction.

(k)          Seller acknowledges that the Purchaser has not given any investment advice or opinion on whether the transaction in the Shares described herein is prudent.

4.	REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser represents and warrants to, and covenants with, each of the Sellers that:

(a)          The Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)          The Purchaser has full legal right, power, and authority to execute, deliver, and perform its obligations under this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legally valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(c)          There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(d)          Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

(e)          Purchaser is a “qualified institutional buyer” as defined in Rule 144A(a)(1) of the Securities Act of 1933, as amended.

(f)           Purchaser acknowledges that the Sellers have a related person serving as a director on the Company’s board who, as a result, may have access to information about the Shares and the Company (including, without limitation, information relating to the business, assets, liabilities, results of operation, financial condition, prospects, legal proceedings, and other aspects of the Company) that may include material, non-public information. Although both parties believe that each party’s related person has substantially equal access to information about the Shares and the Company that is made available to the Company’s board, both parties understand and acknowledge that one party (together with its related persons and other affiliates) may have material non-public information relating to the Shares or the Company that the other party does not possess.

(g)          Purchaser is (i) together with its professional advisers, a sophisticated investor with respect to the Shares and the Company, and is capable of evaluating the risks associated with a transaction involving the Shares and the Company, including the risk of transacting on the basis of potentially inferior information, and (ii) capable of sustaining any loss resulting there from without material injury.

(h)          Purchaser acknowledges and agrees that Seller shall have no liability arising from this transaction, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party arising from this transaction.

(i)           Purchaser acknowledges that neither Seller has given any investment advice or opinion on whether the transaction in the Shares described herein is prudent.

5.	SURVIVAL

The respective agreements, representations, warranties, covenants and other statements made by or on behalf each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of and payment for the Shares; provided, that the representations and warranties of the Sellers and the Purchaser shall not survive after the Settlement Date. All other sections of this Agreement shall remain in full force and effect after the Settlement Date including without limitation Section 6(d).

6.	GENERAL PROVISIONS

(a)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(b)          Interpretation. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)          Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, as follows:

(i)	if to the Purchaser: D. E. Shaw Laminar Portfolios, L.L.C. 39th Floor, Tower 45 0 West 45th St. [confirm address] New York, NY 10036 Attention: Jenny Bachtell Fax No.: 212-845-1879
(ii)

if to the Sellers:

Par-Four Master Fund, Ltd.
c/o Par-Four Investment Management, L.L.C.
50 Tice Boulevard
Woodcliff Lake, New Jersey 07677
Attention: Ed Labrenz
Fax No.: 201-573-7535

Sunrise Partners Limited Partnership
Two American Lane
Greenwich, Connecticut 06836
Attention: Michael Berner
Fax No.: 203-861-3210

Any party hereto may from time to time change its address or fax number for notices under this Section 6(c) by giving notice of such changed address to the other parties hereto. Any notice addressed in accordance with this Section 6(c) shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(d)          Expenses and Taxes. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

(e)          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

(f)          Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Agreement may be amended with (and only with) the written consent of the Seller and the Purchaser. There are no agreements (other than as expressly stated in this Agreement) between the Sellers and the Purchaser. Nothing in this Agreement shall be construed to create a partnership between the parties to this Agreement, and neither party shall have the power to obligate or bind the other in any manner.

(g)          Severability. If any term or provision of this Agreement or the application of any such term or provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain in full force and effect, unless such invalidity, illegality, voidness or unenforceability would substantially impair the benefits of such remaining provisions of any party hereto.

(h)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

SELLERS

PAR-FOUR MASTER FUND, LTD.

By: /s/ Edward Labrenz
Name: Edward Labrenz Title: Authorized Signatory

SUNRISE PARTNERS LIMITED PARTNERSHIP

By: Paloma Partners Company LLC
Its: General Partner

By: /s/ Michael J. Berner
Name: Michael J. Berner Title: Vice President

PURCHASER

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

By: /s/ Daniel Posner
Name: Daniel Posner Title: Authorized Signatory

Schedule A

Seller	Number of Shares	Purchase Price
Par-Four Master Fund, Ltd.	428,416	$278,470.40
Sunrise Partners Limited Partnership	428,416	$278,470.40